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                                  EXHIBIT 3.1

                                    FORM OF
                        HORIZON GROUP PROPERTIES, INC.
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

          Horizon Group Properties, Inc., a Maryland corporation having its principal office in Norton Shores, Michigan and having CSC - Lawyers Incorporating Service Company as its resident agent located at 11 East Chase Street, Baltimore, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation ("SDAT"), that:

          FIRST: The Corporation was incorporated pursuant to the laws of the State of Maryland on January 21, 1998 whereby it filed its Articles of Incorporation dated January 21, 1998.

          SECOND: These Amended and Restated Articles of Incorporation have been duly approved and adopted by the Corporation's shareholders in accordance with the Maryland General Corporation Law as now or hereafter in force (the "MGCL").

          THIRD: The Corporation desires to amend and restate its charter as currently in effect as hereinafter provided. The provisions set forth in these Amended and Restated Articles of Incorporation are all the provisions of the charter of the Corporation as currently in effect. The Amended and Restated Articles of Incorporation of the Corporation, filed with the SDAT on __________, 1998, are hereby amended and restated in full as follows:

                                   ARTICLE I
                                     NAME

          The name of the Corporation (the "Corporation") is "Horizon Group Properties, Inc."

                                   ARTICLE  II
                 PRINCIPAL OFFICE, REGISTERED OFFICE, AND AGENT

          The address of the Corporation's principal office is 5000 Hakes Drive, Norton Shores, Michigan, 49441. The address of the Corporation's resident agent in the State is 11 East Chase Street, Baltimore, Maryland 21202. The name of its registered agent at that office is CSC - Lawyers Incorporating Service Company.

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                                  ARTICLE  III
                                     PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law as now or hereafter in force (the "MGCL").

                                   ARTICLE  IV
                                 CAPITALIZATION

4.1  CAPITAL STOCK

     Section 4.1.1 AUTHORITY TO ISSUE STOCK. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in these Amended and Restated Articles of Incorporation, in the By-laws of the Corporation as such By-laws may be amended from time to time (the "By-laws") or in the MGCL.

     Section 4.1.2 SHARES AND PAR VALUE. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 150,000,000 consisting of (i) 50,000,000 shares of common stock having a par value of one cent ($.01) per share (the "Common Stock"), amounting in the aggregate to par value of $500,000, (ii) 50,000,000 shares of preferred stock having a par value of one cent ($.01) per share (the "Preferred Stock"), amounting to an aggregate par value of $500,000, which Preferred Stock may be issued in one or more series with such terms and upon such conditions as the Board of Directors may authorize from time to time (iii) 50,000,000 shares of excess stock having a par value of one cent ($.01) per share (the "Excess Stock"), amounting in the aggregate to par value of $500,000, of which (a) 25,000,000 shares shall be designated Excess Common Stock (the "Excess Common Stock"), and (b) 25,000,000 shares shall be designated Excess Preferred Stock (the "Excess Preferred Stock"). The aggregate par value of all the shares of all classes of stock that the Corporation shall have authority to issue is $1,500,000.

     Section 4.1.3  DECLARATION OF DIVIDENDS.

           (a) The Board of Directors of the Corporation may declare dividends only to the extent permitted under the MGCL and, to the extent not inconsistent therewith, these Amended and Restated Articles of Incorporation.

           (b) All dividends shall be declared at the sole discretion of the Board of Directors.

     Section 4.1.4  DETERMINATION OF FUNDS LEGALLY AVAILABLE FOR
DISTRIBUTION. In determining whether a distribution (other than upon voluntary or involuntary liquidation) by


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dividend, redemption or other acquisition of shares of Capital Stock is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Capital Stock whose preferential rights upon dissolution are superior to those receiving the distribution.

     Section 4.1.5 PREEMPTIVE RIGHTS. No holder of shares of Capital Stock of the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of Preferred Stock or Common Stock or any other class of Capital Stock of the Corporation which the Corporation may issue or sell.

     Section 4.1.6 CONTROL SHARES. Pursuant to Section 3-702(b) of the MGCL, the terms of Subtitle 7 of Title 3 of such law (the "Control Share Statute") shall be inapplicable to any acquisition of a Control Share (as determined in Section 3-701(d) of the MGCL) that is not prohibited by the terms of Articles IV or V of these Amended and Restated Articles of Incorporation.

4.2  CERTAIN DEFINITIONS

     Unless the context otherwise requires, the terms defined in this SECTION
4.2 shall have, for all purposes of these Amended and Restated Articles of Incorporation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     ACQUIRE. The term "Acquire" shall mean the acquisition of Beneficial Ownership of shares of Capital Stock by any means including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner, as defined below. The term "Acquisition" shall have the correlative meaning.

     BUSINESS DAY. The term "business day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     BENEFICIAL OWNERSHIP. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or the application of Section 318(a) of the Code, as modified by
Section 856(d)(5) of the Code (except where expressly provided otherwise). The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     BENEFICIARY. The term "Beneficiary" shall mean a beneficiary of the Trust as determined pursuant to SECTION 4.6.1.


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     CAPITAL STOCK.  The term "Capital Stock" shall mean all classes or series of capital stock, including without limitation, Common Stock, Preferred Stock, and Excess Stock.

     CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     COMMON STOCK. The term "Common Stock" shall mean the common shares, par value $.01 per share, of the Corporation.

     COMMON STOCK OWNERSHIP LIMIT. The term "Common Stock Ownership Limit" shall mean 9.9% of the aggregate value of the outstanding shares of Common Stock of the Corporation and the outstanding Excess Common Stock of the Corporation.

     COMMON UNITS. "Common Units" shall mean Common Units as that term is defined in the Partnership Agreement.

     CONSTRUCTIVE OWNERSHIP. The term "Constructive Ownership" shall mean ownership by a Person who would be treated as an owner either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

     EXCESS STOCK. The term "Excess Stock" shall mean the Excess Common Stock and the Excess Preferred Stock.

     INITIAL DISTRIBUTION, The term "Initial Distribution" means the distribution of the Common Stock subsequent to the merger of Prime Retail, Inc., a Maryland corporation, with Sky Merger Corp., a Maryland corporation.

     MARKET PRICE. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Capital Stock, the average of the Closing Price for such Capital Stock for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq National Market or the Nasdaq Stock Market, Inc., or, if such system is no longer in use, the principal other automated


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quotations system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation. "Trading Day" shall mean a day on which the principal national securities exchange on which the applicable Capital Stock is listed or admitted to trading is open for the transaction of business or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     OPERATING PARTNERSHIP. The term "Operating Partnership" shall mean Horizon Group Properties, L.P., a Delaware limited partnership subsequent to the Initial Distribution.

     PARTNERSHIP AGREEMENT. The term "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Horizon Group Properties, L.P. subsequent to the Initial Distribution, of which, the Corporation is the sole general partner, dated as of ___________, 1998, as such agreement may be amended, restated, supplemented or changed from time to time.

     PERSON. The term "person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of Capital Stock for a period of 90 days following the purchase by such underwriter of such Capital Stock.

     PREFERRED STOCK. The term "Preferred Stock" shall have the meaning set forth in SECTION 4.1.2.

     PREFERRED STOCK OWNERSHIP LIMIT. The term "Preferred Stock Ownership Limit" shall mean 9.9 % of the aggregate of any series of outstanding Preferred Stock of the Corporation and the outstanding Excess Preferred Stock of such series.

     PURPORTED BENEFICIAL HOLDER. The term "Purported Beneficial Holder" shall mean, with respect to any event other than a purported Transfer which results in Excess Stock, the person for whom the applicable Purported Record Holder held the shares of Capital Stock that were, pursuant to SECTION 4.5.7, automatically exchanged for Excess Stock upon the occurrence of such event. The Purported Beneficial Holder and the Purported Record Holder may be the same Person.

     PURPORTED BENEFICIAL TRANSFEREE. The term "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial


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transferee for whom the Purported Record Transferee would have acquired shares of Capital Stock if such Transfer had not violated the provisions of
SECTION 4.5.5. The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

     PURPORTED RECORD HOLDER. The term "Purported Record Holder" shall mean, with respect to any event other than a purported Transfer which results in Excess Stock, the record holder of the shares of Capital Stock that were, pursuant to SECTION 4.5.7 of this Article, automatically exchanged for Excess Stock upon the occurrence of such event. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

     PURPORTED RECORD TRANSFEREE. The term "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the Person who would have been the record holder of the Capital Stock if such Transfer had not violated the provisions of SECTION 4.5.5. The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

     REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

     REIT TERMINATION EVENT. "REIT Termination Event" shall mean the earliest to occur of:

          (i) the filing of a federal income tax return by the Corporation for any taxable year on which the Corporation does not elect to be taxed as a real estate investment trust;

          (ii) the approval by the stockholders of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust;

          (iii) a determination by the Board of Directors of the Corporation, based on the advice of counsel, that the Corporation has ceased to qualify as a real estate investment trust; or

          (iv) a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, that the Corporation has ceased to qualify as a real estate investment trust.

     RESTRICTION TERMINATION DATE. The term "Restriction Termination Date" shall mean the first day on which the Corporation determines pursuant to
SECTION 5.0.2 of these Amended and Restated Articles of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership and Transfer of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.


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     TRANSFER.  The term "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Capital Stock), in each case whether voluntary or involuntary, whether of record or beneficially (including without limitation Transfers of interests in other entities which result in changes in Beneficial Ownership of Capital Stock), and whether by operation of law or otherwise.

     TRUST.  The term "Trust" shall mean the trust provided for in Sections
4.6.1.

     TRUSTEE. The term "Trustee" shall mean the Corporation, acting as trustee for any of the Trusts or any successor trustee appointed by the Corporation.

     UNITS. The term "Units" shall mean units of common partnership interests in the Operating Partnership.

4.3  PREFERRED STOCK

     Section 4.3.1 Subject to the rights of any other class of capital stock having voting rights with respect thereto, Preferred Stock may be issued from time to time in one or more series, and the Board of Directors may, by resolution providing for the issuance of such Preferred Stock, designate with respect to such shares: (a) their voting powers; (b) their rights of redemption; (c) their right to receive dividends (which may be cumulative or noncumulative) including the dividend rate or rates, the conditions to payment, and the relative preferences in relation to the dividends payable on any other class or classes or series of stock; (d) their rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
(e) their rights to convert into, or exchange for, shares of any other class or classes of stock of the Corporation, including the price or prices or the rates of exchange; (f) restrictions on transfer and ownership to preserve REIT status; and (g) other relative, participating, optional or special rights, qualifications, limitations or restrictions.

4.4  EXCESS STOCK

     Section 4.4.1 Subject to the rights of any other class of capital stock having voting rights with respect thereto, the Excess Stock may be issued from time to time in one or more series, and the Board of Directors may, by resolution providing for the issuance of such Excess Stock, designate with respect to such shares: (a) their voting powers; (b) their rights of redemption; (c) their right to receive dividends (which may be cumulative or noncumulative) including the dividend rate or rates, the conditions to payment, and the relative preferences in relation to the dividends payable on any other class or classes or series of stock; (d) their rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
(e) their rights to con-


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vert into, or exchange for, shares of any other class or classes of stock of the Corporation, including the price or prices or the rates of exchange; (f) restrictions on transfer and ownership to preserve REIT status; (g) designation of Beneficiaries; (h) purchase right in Excess Stock, and (i) other relative, participating, optional or special rights, qualifications, limitations or restrictions.

4.5  COMMON STOCK

     Section 4.5.1 DIVIDENDS. Subject to the preferential rights of any class or series within any such class of Capital Stock ranking senior as to dividends to the Common Stock, and to the provisions of SECTION 4.5 of these Amended and Restated Articles of Incorporation, the record holder of shares of Common Stock shall be entitled to receive, out of the assets of the Corporation which are legally available therefor, such dividends as from time to time may be declared by the Board of Directors of the Corporation. All such holders shall share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all dividends paid on the Common Stock.

     Section 4.5.2 DISTRIBUTION UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the preferential rights of any class of Capital Stock ranking senior to the Common Stock as to liquidation preferences and to the provisions of Articles IV and V of these Articles of Incorporation, the holders of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock and Excess Common Stock which results from the ownership of Common Stock in excess of the applicable limits specified in Articles IV and V (the "Excess Common Stock"), a portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Common Stock calculated by dividing the number of shares of Common Stock held by such holder by the total number of shares of Common Stock and Excess Common Stock then outstanding.

     Section 4.5.3  VOTING RIGHTS.

          (a) Except as otherwise provided in these Amended and Restated Articles of Incorporation or required by applicable law, each holder of shares of Common Stock shall be entitled to notice of, and the right to vote at, any meeting of the stockholders of Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. The holders of record of shares of Common Stock shall be entitled to vote, together with any other class or series of Capital Stock entitled to vote, then outstanding, on any resolution presented by the Board of Directors pursuant to SECTION 5.0.2.

          (b) The Corporation shall not consent to an amendment of the Partnership Agreement that would reduce the preferential distribution to Common Units held by the Corporation without the consent of holders of two-thirds of the outstanding shares of Common Stock.


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     Section 4.5.4  EXCLUSION OF OTHER RIGHTS.

          Except as may otherwise be required by law, the shares of Common Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in these Amended and Restated Articles of Incorporation.

     Section 4.5.5  COMMON STOCK OWNERSHIP LIMITATIONS.

          (a) Except as provided in SECTION 4.5.12, during the period commencing on the date of the closing of the Initial Distribution and prior to the Restriction Termination Date, no Person shall Acquire or Beneficially Own any shares of Common Stock if, as the result of such acquisition or Beneficial Ownership, such Person shall Beneficially Own shares of Common Stock in excess of the Common Stock Ownership Limit.

          (b) Except as provided in SECTION 4.5.12, during the period commencing on the date of the closing of the Initial Distribution and prior to the Restriction Termination Date, any Transfer of shares of Common Stock that, if effective, would result in a violation of any of the restrictions in
SECTION 4.5.5(A) shall be void AB INITIO as to the Transfer of that number of shares of Common Stock that would cause the violation of the applicable restriction in SECTION 4.5.5(A) (rounding up to the nearest whole share), and the intended transferee shall acquire no rights in such excess number of shares of Common Stock.

          (c) Notwithstanding any other provisions contained herein, from the date of the closing of the Initial Distribution and prior to the Restriction Termination Date, any Transfer of shares of Common Stock or other event that, if effective, would result in (i) the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (ii) the outstanding shares of the Capital Stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution), or (iii) the Corporation otherwise failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the
Code), shall be void AB INITIO as to the Transfer of that number of shares of Common Stock (rounding up to the nearest whole share) or other event that would cause the Corporation to be "closely held" within the meaning of
Section 856(h) of the Code, would result in the outstanding shares of the Capital Stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution), or would otherwise result in the Corporation failing to qualify as a REIT, and the intended transferee shall Acquire, or the Beneficial Owner shall retain, as the case may be, no rights in such shares of Common Stock.

          (d) It is expressly intended that the restrictions on ownership and transfer described in this SECTION 4.5.5 shall apply to the exchange rights provided in the Partnership


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Agreement.  Notwithstanding any of the provisions of the Partnership
Agreement to the contrary, a partner of the Operating Partnership shall not be entitled to effect an exchange of an interest in the Operating Partnership into shares of Common Stock if the Beneficial Ownership of such shares of Common Stock would be prohibited under the provisions of Section 4.5.5.

     Section 4.5.6 REMEDIES FOR BREACH. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of
SECTION 4.5.5 or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership of any shares of Common Stock in violation of
SECTION 4.5.5 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable, subject to SECTION 5.0.3 hereof, to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; PROVIDED, HOWEVER, that any Transfers or attempted Transfers or, in the case of an event other than a Transfer, Beneficial Ownership in violation of SECTION 4.5.5 shall be void AB INITIO and automatically result in the exchange described in SECTION 4.5.7, irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

     Section 4.5.7 EXCHANGE FOR EXCESS COMMON STOCK. If, notwithstanding the other provisions contained in this SECTION 4.5, at any time after the date of the closing of the Initial Distribution and prior to the Restriction Termination Date, there is a purported Transfer or other event such that one or more of the restrictions on Beneficial Ownership and Transfer of the Common Stock described in SECTION 4.5.5 would be violated, then, except as otherwise provided in SECTION 4.5.12, the shares of Common Stock being Transferred (or, in the case of an event other than a Transfer, the shares of Common Stock Beneficially Owned, which would cause one or more of such restrictions to be violated) (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of Excess Common Stock.
 Such exchange shall be effective as of the close of business on the business day prior to the date of such purported Transfer or other event.

     Section 4.5.8 NOTICE OF RESTRICTED TRANSFER. Any Person who Acquires or attempts or intends to Acquire shares of Common Stock in violation of SECTION 4.5.5, or any Person who is a transferee in a Transfer or is otherwise affected by an event other than a Transfer that results in the issuance of Excess Common Stock pursuant to SECTION 4.5.7, shall immediately give written notice to the Corporation of such Transfer or other event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted, intended or purported Transfer or other event on the Corporation's status as a REIT.

     Section 4.5.9 OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the closing of the Initial Distribution and prior to the Restriction Termination Date:


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          (a)  every Beneficial Owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Common Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of Common Stock and other shares of the Capital Stock of the Corporation Beneficially Owned, and a description of the manner in which such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Common Stock Ownership Limit; and

          (b) each Person who is a Beneficial Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

     Section 4.5.10 REMEDIES NOT LIMITED. Subject to SECTION 5.0.2, nothing contained in this SECTION 4.5 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

     Section 4.5.11 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this SECTION 4.5 or any definition contained in SECTION 4.2, the Board of Directors shall have the power to determine the application of the provisions of this SECTION 4.5 with respect to any situation based on the facts known to it.

     Section 4.5.12 EXCEPTIONS.

          (a) Subject to SECTION 4.5.5(C), the Board of Directors, in its sole discretion, may exempt a Person from the Common Stock Ownership Limit
(A) if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no such individual's Beneficial Ownership of such Common Stock will violate the Common Stock Ownership Limit or otherwise violate SECTION 4.5.5(C), (B) if such Person does not and represents that it will not own, directly or Constructively, more than a 9.9% interest (as set forth in Section
856(d)(2)(B) of the Code) in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact, and (C) if such Person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in SECTIONS 4.5.5 through
4.5.11 of this Article IV) or attempted violation will result in such Common Stock being exchanged for Excess Common Stock in accordance with SECTION 4.5.7.


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          (b)  Prior to granting any exception pursuant to SECTION 4.5.12(A), the Board of Directors shall require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in it sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

     Section 4.5.13 LEGEND. Each certificate for Common Stock shall bear the following legend:

     "The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Amended and Restated Articles of Incorporation, no Person may (i) Beneficially Own shares of the Corporation's Common Stock in excess of 9.9%, or (ii) Beneficially Own Common Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code. Any Person who Beneficially Owns or attempts to Beneficially Own shares of Common Stock which causes or will cause a Person to Beneficially Own shares of Common Stock in excess of the above limitations must immediately notify the Corporation. Any Transfer of shares of Common Stock in violation of the limitations set forth in the Corporation's Amended and Restated Articles of Incorporation shall be void AB INITIO. If the restrictions on Transfer are violated, the shares of Common Stock represented hereby will be automatically exchanged for shares of Excess Common Stock which will be held in trust by the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each holder of Common Stock who so requests."

4.6  EXCESS COMMON STOCK

     Section 4.6.1 OWNERSHIP IN TRUST. Upon any purported Transfer or other event that results in an exchange of Common Stock for Excess Common Stock pursuant to SECTION 4.5.7, such Excess Common Stock shall be deemed to have been Transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of the Beneficiary or Beneficiaries to whom an interest in such Trust may later be transferred pursuant to SECTION 4.5.5. Shares of Excess Common Stock so held in trust shall be issued and outstanding stock of the Corporation but shall not be considered issued and outstanding for purposes of any stockholder vote. The Purported Record Transferee or, in the case of Excess Common Stock resulting from an event other than a Transfer, the Purported Record Holder, shall have no rights in such Excess Common Stock except the right to designate a transferee of such Excess Common Stock upon the terms specified in SECTION 4.5.5. The Purported Beneficial Transferee or, in the case of Excess Common Stock resulting from an event other than a Transfer, the Purported Beneficial Holder, shall have no rights in such Excess Common Stock except as provided in SECTION 4.5.5.

     Section 4.6.2 DIVIDEND RIGHTS. Excess Common Stock shall not be entitled to any dividends or periodic distributions. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Common Stock have been exchanged for Excess Common Stock


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

shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of Common Stock.

     Section 4.6.3 RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Corporation, as holder of shares of Excess Common Stock in trust, shall be entitled to receive, subject to the preferential rights of holders of Preferred Stock or Excess Preferred Stock, ratably with each other holder of Common Stock and Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Common Stock as the number of shares of the Excess Common Stock held by the Corporation in trust bears to the total number of shares of Common Stock and Excess Common Stock then outstanding. The Corporation, as holder of the Excess Common Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with SECTION 4.5.5, any such assets received in respect of the Excess Common Stock in any liquidation, dissolution or winding up of, or any distribution of the assets, of the Corporation.

     Section 4.6.4 VOTING RIGHTS. The holders of shares of Excess Common Stock shall not be entitled to vote on any matters (except as required by the MGCL).

     Section 4.6.5 RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY.

          (a) Excess Common Stock shall not be transferable. A Purported Record Transferee or, in the case of Excess Common Stock resulting from an event other than a Transfer, a Purported Record Holder, may freely designate a Beneficiary of its interest in the Trust (representing the number of shares of Excess Common Stock held by the Trust attributable to the purported Transfer or other event that resulted in the issuance of such Excess Common Stock), if (i) the shares of Excess Common Stock held in the Trust would not be Excess Common Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee or, in the case of Excess Common Stock resulting from an event other than a Transfer, the Purported Beneficial Holder, does not receive consideration for the designation of such Beneficiary that reflects a price per share for such Excess Common Stock that exceeds the "Excess Common Stock Limitation Price". The Excess Common Stock Limitation Price is the lesser of (A) in the case of Excess Common Stock resulting from a Transfer for value, the price per share that the Purported Beneficial Transferee paid for the Common Stock in the purported Transfer that resulted in the issuance of the Excess Common Stock, or, in the case of Excess Common Stock resulting from (I) a Transfer other than for value (such as a gift, devise or similar Transfer) or (II) an event other than a Transfer, a price per share equal to the Market Price of the Common Stock that was exchanged for such Excess Common Stock on the date of the purported Transfer or other event that resulted in the issuance of the Excess Common Stock or (B) a price per share equal to the Market Price of the Excess Common Stock on the date of the designation of the Beneficiary of the interest in the Trust. Prior to any transfer of any interest in the Trust, the Purported Record Transferee or Purported Record Holder, as the case may be, must give


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

advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under SECTION
4.5.6. Upon any transfer of an interest in the Trust, the corresponding shares of Excess Common Stock in the Trust shall be automatically exchanged for an equal number of shares of Common Stock and such shares of Common Stock shall be transferred of record to the Beneficiary of the interest in the Trust designated by the Purported Record Transferee or Purported Record Holder as described above if such Common Stock would not be Excess Common Stock in the hands of such Beneficiary.

          (b) Notwithstanding the foregoing, if a Purported Beneficial Transferee or Purported Beneficial Holder receives consideration for the designation by the Purported Record Transferee or Purported Record Holder of a Beneficiary of an interest in the Trust that exceeds the Excess Common Stock Limitation Price, such Purported Beneficial Transferee or Purported Beneficial Holder shall pay, or cause the Beneficiary of the interest in the Trust to pay, to the Corporation the amount by which such consideration exceeds the Excess Common Stock Limitation Price.

     Section 4.6.6 PURCHASE RIGHT IN EXCESS COMMON STOCK.  Notwithstanding
SECTION 4.5.5, shares of Excess Common Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the Excess Common Stock Limitation Price (determined by substituting "the date on which the Corporation, or its designee, accepts the offer to sell" for "the date of the designation of the Beneficiary of the interest in the Trust" in clause (B) of the definition of Excess Common Stock Limitation Price in SECTION 4.6.5 (A)). The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer or other event which resulted in the issuance of such Excess Common Stock and (ii) if the Corporation does not receive actual notice of a Transfer or other event pursuant to SECTION 4.5.8, the date the Board of Directors determines in good faith that such a Transfer or other event resulting in the issuance of Excess Common Stock has occurred.

                                   ARTICLE  V
                             GENERAL REIT PROVISIONS

     Section 5.0.1 GENERAL LIMITATIONS. Notwithstanding anything else in these Amended and Restated Articles of Incorporation (i) no Person shall Acquire any shares of Capital Stock if, as a result of such Acquisition, the outstanding shares of the Capital Stock would be owned beneficially and not of record by less than 100 Persons (determined without reference to any rules of attribution), (ii) no Person shall Acquire or Beneficially Own any shares of Capital Stock if, as a result of such Acquisition or Beneficial Ownership, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code and (iii) no person shall Acquire or Beneficially Own any shares of Capital Stock if, as a result of such Acquisition or Beneficial Ownership, the Corporation would fail to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

     Section 5.0.2 TERMINATION OF REIT STATUS. The Board of Directors shall take no action to terminate the Corporation's status as a REIT until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT, (ii) the Board of Directors presents the resolution at an annual or special meeting of the stockholders and (iii) such resolution is approved by the vote of a majority of the shares entitled to be cast on the resolution.

     Section 5.0.3 EXCHANGE OR MARKET TRANSACTIONS. Nothing in Article IV or this Article V shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system.

     Section 5.0.4  SEVERABILITY.  If any provision of Article IV or this
Article V or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     Section 5.0.5 WAIVER. The Corporation shall have authority at any time to waive the requirements that Excess Stock be issued or be deemed outstanding in accordance with the provisions of Article IV if the Corporation determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Stock or the fact that such Excess Stock is deemed to be outstanding, or any such redemption would jeopardize the status of the Corporation as a REIT for federal income tax purposes.

                                   ARTICLE  VI
                               BOARD OF DIRECTORS

     Section 6.0.1 MANAGEMENT. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

     Section 6.0.2 NUMBER. The number of directors which will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the By-laws but shall in no event be less than three nor more than fifteen. Any increases or decreases in the size of the board shall be apportioned equally among the classes of directors to prevent stacking in any one class of directors. There are currently five directors in office whose names are as follows:

               Gary J. Skoien
               Michael W. Reschke
               Norman Perlmutter
               Margaret A. Gilliam
               E. Thomas Thilman

     Section 6.0.3 CLASSIFICATION. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. As shall be provided in the By-laws of the Corporation, one class shall originally be elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class shall originally be elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class shall originally be elected for a term expiring at the annual meeting of stockholders to be held in 2001, with each class to hold office until its successors are elected and qualified. Except as otherwise provided in these Amended and Restated Articles of Incorporation, at each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-laws of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 6.0.4 VACANCIES. Except as otherwise provided in these Amended and Restated Articles of Incorporation, newly created directorships resulting from any increase in the number of directors may be filled by the majority vote of the Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or, if applicable, by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the Corporation, at which time a successor shall be elected to fill the remaining term of the position filled by such director.

     Section 6.0.5 REMOVAL. Except as otherwise provided in these Amended and Restated Articles of Incorporation, any director may be removed from office only for cause and only by the affirmative vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. For purposes of this SECTION 6.0.5, "cause" shall mean the willful and continuous failure of a director to substantially perform the duties to the Corporation of such director (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

     Section 6.0.6 BY-LAWS. Except as otherwise provided in the MGCL, the Board of Directors shall have power to adopt, amend, alter, change and repeal any By-laws of the Corporation by vote of the majority of the Board of Directors then in office. Any adoption, amendment, alteration, change or repeal of any By-laws by the stockholders of the Corporation shall require the affirmative vote of a majority of the aggregate number of votes then entitled to be cast generally in the election of directors. Notwithstanding anything in this SECTION 6.0.6 to the contrary, no amendment, alteration, change or repeal of any provision of the By-laws relating to the classification or removal of directors or the amendment or repeal of the By-laws shall be effected without the vote of two-thirds of the aggregate number of votes entitled to be cast generally in the election of Directors.


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

     Section 6.0.7 POWERS. The enumeration and definition of particular powers of the Board of Directors included elsewhere in these Amended and Restated Articles of Incorporation shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of these Amended and Restated Articles of Incorporation, or construed as excluding or limiting, or deemed by inference or otherwise in any manner to exclude or limit, the powers conferred upon the Board of Directors under the MGCL as now or hereafter in force.

                                  ARTICLE  VII
                                    LIABILITY

     To the fullest extent permitted by Maryland law, as applicable from time to time, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of these Amended and Restated Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article VII in respect of any act or omission that occurred prior to such amendment or repeal.

                                  ARTICLE  VIII
                                 INDEMNIFICATION

     The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Corporation for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Corporation in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Directors, the majority of the stockholders of the Corporation entitled to vote thereon or special legal counsel appointed by the Board of Directors.
No amendment of these Amended and Restated Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.


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

                                   ARTICLE  IX
                         WRITTEN CONSENT OF STOCKHOLDERS

          Any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the unanimous written consent of stockholders entitled to vote thereon.

                                   ARTICLE  X
                                    AMENDMENT

          The Corporation reserves the right to amend, alter or repeal any provision contained in these Amended and Restated Articles of Incorporation upon (i) adoption by the Board of Directors of a resolution recommending such amendment, alteration, or repeal, (ii) presentation by the Board of Directors to the stockholders of a resolution at an annual or special meeting of the stockholders and (iii) approval of such resolution by the affirmative vote of the holders of a majority of the aggregate number of votes entitled to be cast generally in the election of directors; PROVIDED, HOWEVER, the affirmative vote of the holders of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors, shall be required to amend SECTIONS 4.5.3(B), 6.0.3 AND 6.0.5 and Article X hereof.

                                   ARTICLE XI
                                   EXISTENCE

          The Corporation is to have a perpetual existence.

                               *  *  *  *  *  *


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

          IN WITNESS WHEREOF, Horizon Group Properties, Inc., has caused these presents to be signed in its name and on its behalf by its Chairman and attested by its Assistant Secretary on _________, 199__.

                                       Horizon Group Properties, Inc.

                                       By:
                                          ------------------------------------

                                       Name:
                                            ----------------------------------

                                       Title:
                                             ---------------------------------


Attest:
       ----------------------------
       [Name]
       [Title]

                             OFFICER'S CERTIFICATION

          I, _______________, _______________ of Horizon Group Properties,
Inc., hereby acknowledge the foregoing Amended and Restated Articles of Incorporation of Horizon Group Properties, Inc. to be the act of Horizon Group Properties, Inc., and to the best of my knowledge, information and belief, these matters and facts are true in all material respects, and my statement is made under penalties for perjury.


                                       ------------------------------
                                       Name:
                                       Title:


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